Exhibit 99.1

Sight Sciences Reports Second Quarter 2022 Financial Results

MENLO PARK, Calif., August 11, 2022 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT), an eyecare technology company focused on creating innovative solutions intended to transform care and improve patients’ lives, today reported financial results for the second quarter ended June 30, 2022.

Recent Business Highlights

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Generated total revenue of $17.2 million in the second quarter of 2022, an increase of 37% compared to the prior year period and 16% from the first quarter
•
Expanded total gross margin to 84% in the second quarter of 2022 versus 82% in the prior year period
•
Increased the number of facilities ordering the OMNI® Surgical System from 811 in the first quarter of 2022 to 875 in the second quarter of 2022, and the installed base of TearCare® System facilities from 635 on March 31, 2022 to 762 on June 30, 2022
•
Maintained continued excellence in Surgical Glaucoma account retention in the second quarter of 2022 with a developed customer retention rate of 100.0%
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Plan to introduce the SION™ Surgical Instrument, Sight Sciences’ new bladeless goniotomy device for our Surgical Glaucoma segment, to a select group of surgeons in August 2022 with a broad commercial launch planned for the fourth quarter of 2022
•
Patient enrollment in the pivotal SAHARA clinical trial, a randomized, controlled trial comparing use of our TearCare System to daily use of the market leading prescription eye drop Restasis, continues tracking on plan with expected enrollment completion in Q4 2022

“Our strong second quarter results highlight the continued market leading growth for both our OMNI Surgical System and TearCare System,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “In the second half of the year we will remain focused on increasing adoption and utilization of OMNI in both the established combination cataract and greenfield standalone MIGS segments, launching our new bladeless goniotomy instrument, SION, and advancing our dry eye initiatives, such as SAHARA, which are intended to deliver fair patient access and reimbursement for dry eye treatment procedures.”

Second Quarter 2022 Financial Results

Revenue for the second quarter of 2022 was $17.2 million, an increase of $4.7 million, or 37%, compared to the second quarter of 2021. Surgical Glaucoma revenue was $15.9 million, an increase of 33% compared to the prior year period and 15% compared to the first quarter. The growth was primarily driven by an increase in both the number of facilities ordering the OMNI Surgical System and utilization per ordering facility. Dry Eye revenue was $1.3 million, an increase of 143% from the previous year and 32% from the first quarter. The growth was primarily driven by increases in sales of the Tear Care System to both new and reordering customers.

Gross profit for the second quarter of 2022 was $14.5 million compared to $10.2 million for the second quarter of 2021. Gross margin for the second quarter of 2022 was 84%, as compared to 82% in the same period of the prior year. The gross margin improvement was attributable mainly to manufacturing cost reductions resulting from transitioning production to high volume, lower cost contract manufacturers and increased revenues covering largely fixed allocated labor and manufacturing overhead.

Operating expenses were $37.4 million for the second quarter of 2022 compared to $21.3 million in the same period the prior year, representing a 75% increase. Operating expenses as a percentage of revenues increased from 170% in the second quarter of 2021 to 217% in the second quarter of 2022. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and

SG&A to support the Company’s growth, including stock-based compensation of $3.5 million compared to $0.9 million in the prior year period.

Net loss was $23.8 million in the second quarter of 2022 ($0.50 per share), as compared to $17.6 million in the same prior year period ($1.83 per share).

Cash and cash equivalents totaled $220.1 million and total debt was $33.0 million as of June 30, 2022.

2022 Financial Guidance

Sight Sciences projects revenue for the full year 2022 to range from $68 million to $72 million, which represents growth of approximately 39% to 47% compared to 2021.

Conference Call

Sight Sciences’ management team will host a conference call today, August 11, 2022, beginning at 4:30 pm ET. Investors interested in listening to the audio webcast should register online here. Participants are encouraged to register more than 15 minutes before the start of the call. A replay of the webcast will be available at https://investors.sightsciences.com, in the News & Events section.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is a minimally invasive glaucoma surgery (MIGS) device indicated to reduce intraocular pressure in adult patients with primary open-angle glaucoma (POAG), the world’s leading cause of irreversible blindness. The Company’s TearCare® System is 510(k) cleared for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (MGD), enabling office-based clearance of gland obstructions by physicians to address the leading cause of dry eye disease.

For more information, visit www.sightsciences.com.

OMNI® and TearCare® are registered trademarks of Sight Sciences.

© 2022 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following: estimates of our total addressable market, future revenue, expenses, capital requirements, and our needs for additional financing; our ability to enter into and compete in new markets; execution of our market strategies; the impact of the COVID-19 pandemic on our business, our customers’ and suppliers’ businesses and the general economy; our ability to compete effectively with existing competitors and new market entrants; our ability to scale our infrastructure; our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers; our ability to establish and maintain intellectual property protection for our products or avoid claims of infringement; potential effects of extensive government regulation; our abilities to obtain and maintain regulatory approvals and clearances for our products that support our revenue projections, business strategies and growth; our ability to successfully execute our clinical trial roadmap; our ability to obtain and maintain sufficient reimbursement for our products; our abilities to protect and scale our intellectual property portfolio; our ability to hire and retain key personnel; our ability to obtain financing in future offerings; the volatility of the trading price of our common stock; our expectation regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act (the “JOBS Act”); our ability to maintain proper and effective internal controls; and the other important factors discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings. These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$220,097	$260,687
Accounts receivable, net	10,474	8,709
Inventory, net	4,940	3,475
Prepaid expenses and other current assets	2,035	4,164
Total current assets	237,546	277,035
Property and equipment, net	1,717	1,454
Operating lease right-of-use assets	1,250	1,495
Other noncurrent assets	236	202
Total assets	$240,749	$280,186
Liabilities, redeemable convertible preferred stock, and Stockholders’ equity
Current liabilities:
Accounts payable	$2,725	$3,351
Accrued compensation	6,286	5,987
Accrued and other current liabilities	5,186	4,166
Total current liabilities	14,197	13,504
Long-term debt	32,984	32,656
Other noncurrent liabilities	1,809	1,919
Total liabilities	48,990	48,079
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Convertible preferred stock par value of $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Stockholders’ equity:
Preferred stock par value of $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Common stock par value of $0.001 per share; 200,000,000 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 47,819,706 and 47,504,704 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	48	48
Additional paid-in-capital	391,818	385,060
Accumulated deficit	(200,107)	(153,001)
Total stockholders’ equity	191,759	232,107
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$240,749	$280,186

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$17,229	$12,535	$32,111	$21,170
Cost of goods sold	2,736	2,305	5,768	4,606
Gross profit	14,493	10,230	26,343	16,564
Operating expenses:
Research and development	5,926	3,546	11,573	6,986
Selling, general and administrative	31,431	17,760	59,826	32,310
Total operating expenses	37,357	21,306	71,399	39,296
Loss from operations	(22,864)	(11,076)	(45,056)	(22,732)
Interest expense	(1,065)	(1,082)	(2,112)	(2,166)
Other income (expense), net	95	(5,435)	80	(4,883)
Loss before income taxes	(23,834)	(17,593)	(47,088)	(29,781)
Provision for income taxes	9	22	18	74
Net loss and comprehensive loss	$(23,843)	$(17,615)	$(47,106)	$(29,855)
Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(1.83)	$(0.99)	$(3.12)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	47,701,451	9,610,408	47,635,840	9,564,096